EXHIBIT 10.27



                    REVOLVING CREDIT AND SECURITY AGREEMENT




                                    between



                            DIGITAL LIGHTWAVE, INC.

                                  "Borrower"



                                      and



                      WACHOVIA BANK, NATIONAL ASSOCIATION

                                    "Bank"







                        Dated:  as of April 15, 2002




#.


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                    REVOLVING CREDIT AND SECURITY AGREEMENT



      This is a Revolving Credit and Security Agreement (the "Agreement"), dated as of April 15, 2002, between DIGITAL LIGHTWAVE, INC., a Delaware corporation ("Borrower"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association ("Bank").

                             W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

1.    DEFINITIONS.   Capitalized terms that are not otherwise defined herein
shall have the meanings set forth in Exhibit 1 hereto.

2.    THE LOAN.

      2.1   Revolving Loan.   Bank agrees, on the terms and conditions set
forth in this Agreement, to make Advances and to issue letters of credit to Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Advances and the face amount of any letters of credit at any one time outstanding will not exceed the lesser of (i) the Maximum Loan Amount, and (ii) the Borrowing Base (the "Loan"). Within the foregoing limit, Borrower may borrow, prepay and reborrow Advances at any time during the Revolving Credit Period.

      2.2   Revolving Note.   The Loan shall be evidenced by a promissory note
in the face amount of the Maximum Loan Amount dated on or about the date hereof (the "Note") and shall be payable in accordance with the terms of the Note and this Agreement.

      2.3   Cash Management Services.   If Borrower subscribes to Bank's cash
management services and such services are applicable to the Loan, the terms of such services, as set forth in an agreement with Bank, shall control the manner in which funds are transferred between the Demand Deposit Account and the Loan for credit or debit to the Loan.

      2.4   Advances.   Bank, in its discretion, may require from Borrower a
signed written request for an Advance in form satisfactory to Bank, which request shall be delivered to Bank no later than 12:00 noon (local time in Tampa, Florida) on the date of the requested Advance, and shall set forth the calculation of the Borrowing Base and reconciliation to the previous request or Borrowing Base Certificate, and shall specify the date (which shall be a Business Day) and the amount of the proposed Advance and provide such other information as Bank may require. Bank's acceptance of such a request shall be indicated by its making the Advance requested. Such an Advance shall be made available to Borrower in immediately available funds at Bank's address referred to in Section 10.4.

      2.5   Repayment of Loan.

            (a) Interest on the Loan shall accrue and be payable as set forth in the Note. The Loan shall mature, and the principal amount thereof and all accrued and unpaid interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable, on the Termination Date.

            (b) Bank may debit the Demand Deposit Account and/or make Advances to Borrower (whether or not in excess of the lesser of the Maximum Loan Amount and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.

            (c) Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (local time Tampa, Florida) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in
Section 10.4. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

            (d) To the extent that the aggregate amount of all Advances and the face amount of all outstanding letters of credit exceeds the Maximum Loan Amount, the amount of such excess will be paid immediately to Bank upon Bank's demand.

      2.6 Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Bank's discretion.

      2.7   Calculation of Interest.    All interest under the Note or
hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed, as provided in the Note. Interest shall accrue on the unpaid principal amount of each Advance from the date such Advance is made available to Borrower at the 1 Month LIBOR Market Index Rate, as defined in the Note, plus 0.70%.

      2.8   Letters of Credit.

            (a) At its discretion Bank may from time to time issue, extend or renew letters of credit for the account of Borrower or its Subsidiaries. The availability of Advances under the Loan shall be reduced by outstanding obligations of Bank under any letters of credit. All payments made by Bank under any such letters of credit (whether or not Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be deemed to be Advances under the Note, and shall be repaid as provided in the Note. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require. The form and substance of all letters of
credit, including expiration dates, shall be subject to Bank's approval.   Bank
may charge a fee or commission, consistent with the fees or commissions charged by Bank in similar transactions, for issuance, renewal or extension of a letter of credit. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit issued by Bank for the account of such Subsidiary. Upon an Event of Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank's maximum liability under all outstanding letters of credit, to be held as cash collateral for Borrower's reimbursement obligations and other Indebtedness.

            (b) Any letter of credit issued hereunder shall be governed by the Uniform Customs of Practice for Documentary Credit (1993 Rev.), International Chamber of Commerce Publication No. 500, as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted to Bank hereunder or in any other Loan Document.

      2.9   Fees.

            (a) On the date of this Agreement, Borrower shall pay to Bank a non-refundable facility fee in the amount of $27,500.00, equal to 0.10% of the Maximum Loan Amount.

            (b) On the 15th day of each January, April, July and October until the Loan is paid in full and Borrower has no further right to receive Advances, Borrower shall pay to Bank an availability fee for the immediately preceding three months at a rate of 0.10% per annum on the Average Available Principal Balance for such three months.

      2.10 Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate, except as to any manifest error by Bank in the computation of amounts paid by Borrower, and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

      2.11 Termination. Upon at least fifteen (15) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Loan facility. Bank may terminate the Loan facility hereunder at any time, without notice, upon or after the occurrence of an Event of Default.

      2.12 Collateral. To secure the full and timely performance of all the obligations of Borrower pursuant to the Loan Documents, Borrower shall, upon execution of this Agreement, execute and deliver to Bank such agreements as are required by Bank, granting to Bank a first priority, perfected security interest in all the Collateral.

3.    CONDITIONS PRECEDENT TO BORROWING.   Prior to any Advance, the following
conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

      3.1   Conditions Precedent to Initial Advance.   In addition to any other
requirement set forth in this Agreement, Bank will not make the initial Advance under the Loan unless and until the following conditions shall have been satisfied:

            (a)   Loan Documents.   Borrower and each other party to any Loan
Document, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to Bank.

            (b)   Supporting Documents.   Borrower shall cause to be delivered
to Bank the following documents:

                  (i) A copy of the governing instruments of Borrower and a good standing certificate of Borrower, certified by the appropriate official of its state of incorporation and the State of Florida, if different;

                  (ii) A copy of the bylaws of Borrower, certified as to completeness and accuracy by an appropriate officer, manager or partner of Borrower;

                  (iii)Incumbency certificate and certified resolutions of the board of directors (or other appropriate Persons) of Borrower signed by the Secretary or another authorized officer of Borrower, authorizing the execution, delivery and performance of the Loan Documents;

                  (iv) UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral;

                  (v) The legal opinion of Borrower's legal counsel addressed to Bank regarding such matters as Bank and its counsel may request; and

                  (vi) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under this Agreement to pay by the date hereof.

            (c)   Insurance.   Borrower shall have delivered to Bank
satisfactory evidence of insurance meeting the requirements of Section 5.2.

            (d)   Perfection of Liens.   UCC-1 financing statements and, if
applicable, certificates of title covering the Collateral executed by Borrower shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created hereby; and all taxes, fees and other charges in connection with the execution, delivery and filing of this Agreement and the financing statements shall duly have been paid.

            (e)   Additional Documents.   Borrower shall have delivered to Bank
all additional opinions, documents, certificates and other assurances that Bank or its counsel may require.

            (f)   Payment of Fees.   Borrower shall have paid all fees, costs
and expenses as required by the Loan Documents in connection with the Closing.

      3.2   Conditions Precedent to Each Advance.   The following conditions,
in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

            (a)   Advance Request.   Borrower shall have delivered to Bank an
Advance Request and other information, as required under Section 2.4.

            (b)   No Default.   No Default shall have occurred and be
continuing or would occur upon the making of the Advance in question and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

            (c)   Correctness of Representations.   All representations and
warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and, if Borrower is required to deliver a written Advance Request, Borrower shall have delivered to Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

            (d)   No Adverse Change.   There shall have been no change which
could have a Material Adverse Effect on the condition, financial or otherwise, of Borrower or any Subsidiary from such condition as it existed on the date of the most recent financial statements of such Person delivered to Bank from time to time.

            (e)   Limitations Not Exceeded.   The proposed Advance shall not
cause the outstanding principal balance of the Loan to exceed the lesser of (i) the Maximum Loan Amount, or (ii) the Borrowing Base.

            (f)   [Intentionally Omitted].

            (g)   Further Assurances.   Borrower shall have delivered such
further documentation or assurances as Bank may reasonably require.

4.    REPRESENTATIONS AND WARRANTIES.    In order to induce Bank to enter into
this Agreement and to make the Loan provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Bank to Borrower:

      4.1   Valid Existence and Power.   Borrower is an entity duly organized,
validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

      4.2   Authority.   The execution, delivery and performance thereof by
Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

      4.3   Financial Condition.   Other than as disclosed in financial
statements delivered to Bank on or prior to the date hereof, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3 (if any). All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or the Subsidiary, as the case may be, as of the date thereof. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) concerning the conditions or future prospects of Borrower or any Subsidiary which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower and each Subsidiary is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower and each Subsidiary will be Solvent.

      4.4   Litigation.   Except as disclosed on Exhibit 4.4 (if any) or in
Borrower's most recent 10K Report, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower or such Subsidiary.

      4.5 Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

      4.6   Authorizations.   All authorizations, consents, approvals and
licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a material adverse effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

      4.7 Title. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens except Liens on assets other than the Collateral in favor of lenders named therein. Borrower alone has full ownership rights in all Collateral, subject to no Liens.

      4.8   Collateral.   The security interests granted to Bank herein and
pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral, will be fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising; and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising. All shares of stock constituting part of the Collateral (a) have been, to Borrower's knowledge, duly authorized and validly issued by the respective issuers thereof, and (b) are fully paid and non-assessable.

      4.9   Taxes.   Borrower and each Subsidiary have filed all federal and
state income and other tax returns which are required to be filed, and has paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due, except to the extent (if any) described on
Exhibit 4.9, that Borrower is actively contesting the payment of any such taxes in accordance with law. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has Borrower received any notice of deficiency or other official notice to pay any taxes. Borrower has paid all sales and excise taxes payable by it.

      4.10  Labor Law Matters.   No goods or services have been or will be
produced by Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

      4.11 Judgment Liens. Except as disclosed on Exhibit 4.4, neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

      4.12  Subsidiaries.  If Borrower has any Subsidiaries, they are listed on
Exhibit 4.12.

      4.13  Environmental.   Except as disclosed on Exhibit 4.13, and except
for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's businesses and in strict compliance with all Environmental Laws, neither Borrower, nor to Borrower's best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.13, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.13, Borrower is in full compliance with all applicable Environmental Laws and none of them has been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

      4.14  ERISA.   Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

      4.15  Investment Company Act.   Neither Borrower nor any Subsidiary is an
"investment company" as defined in the Investment Company Act of 1940, as amended.

      4.16  Insider.   Borrower is not, and no Person having "control" (as that
term is defined in 12 U.S.C. {section} 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an "executive officer," "director," or "principal shareholder" (as those terms are defined in 12 U.S.C. {section} 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

      4.17  Compliance with Covenants; No Default.   Borrower is, and upon
funding of the Loan will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loan will not cause a Default.

      4.18  Full Disclosure.   There is no material fact which is known or
which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

      4.19  Location.   Borrower is not incorporated in any jurisdiction other
than the State of Delaware.

      4.20  Name.   Borrower conducts business only under its legal name as set forth in the introductory section of this Agreement.  During the preceding five
(5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person..

      4.21  Additional Representations.   Any additional representations or
warranties set forth on Exhibit 4.21 (if any) hereto are true and correct in all material respects.

5. AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary (if applicable):

      5.1   Use of Loan Proceeds.   Shall use the proceeds of the Loan only for
short-term working capital and general corporate purposes, including business acquisitions, and furnish Bank all evidence that it may reasonably require with respect to such use.

      5.2   Insurance.   Shall maintain such liability insurance, workers'
compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Bank.

      5.3   Notice of Default.   Shall provide to Bank immediate notice of (a)
the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (g) any loss or threatened loss of material licenses or permits.

      5.4   Inspections.   Shall permit inspections of the Collateral and the
records of such Person pertaining thereto and verification of the Collateral at such times and in such manner as may be reasonably required by Bank and shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower.

      5.5   Financial Information.   Shall maintain books and records in
accordance with GAAP and shall furnish to Bank the following periodic financial information:

            (a)   Interim Statements.   As soon as available and in any event
within forty-five (45) days after the end of each fiscal quarter of Borrower, an unaudited management-prepared balance sheet of Borrower and its Subsidiaries at the end of that period and an unaudited management-prepared income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments;

            (b)   Annual Statements.   As soon as available and in any event
within one hundred and twenty (120) days after the end of each fiscal year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower's independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements. Any management letter, supplemental letter, or other document accompanying the report will also be provided to Bank. In addition, promptly upon receipt, one copy of each written report submitted to Borrower by independent accountants for any other annual, quarterly or special audit will be provided to Bank;

            (c)   No Default Certificates.   Together with each report required
by Subsection (a) and (b), a certificate of its president or chief financial officer that no Default then exists or if a Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and in addition, shall cause Borrower's independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof;

            (d)   [Intentionally Omitted].

            (e) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower;

            (f)   Other Information.   Such other information reasonably
requested by Bank from time to time concerning the business, properties or financial condition of Borrower and its Subsidiaries; and

            (g) SEC Reports. All filings with the Securities and Exchange Commission or other state and federal agencies charged with regulating securities, including but not limited to 10-Q and 10-K reports, in the same names and timeframes required by the Securities and Exchange Commission or such other agencies.

      5.6   Maintenance of Existence and Rights.   Shall preserve and maintain
its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

      5.7   Payment of Taxes, Etc.   Shall pay before delinquent all of its
debts and taxes, except that Bank shall not unreasonably withhold its consent to nonpayment of taxes being actively contested in accordance with law (provided that Bank may require bonding or other assurances).

      5.8   Subordination.   Shall cause all debt and other obligations now or
hereafter owed to any Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to Bank.

      5.9   Compliance; Hazardous Materials.   Shall strictly comply with all
laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations.

      5.10  Maintenance of Collateral.   Shall take such action as is necessary
to maintain the value of the Collateral.

      5.11  Further Assurances.   Shall take such further action and provide to
Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

      5.12  Covenants Regarding Collateral.   With respect to the Collateral:

            (a) shall use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

            (b) as agent for Bank, shall defend the Collateral against all claims and demands of all Persons;

            (c) shall, at Bank's request, obtain and deliver to Bank such waivers as Bank may require waiving lienholder's enforcement rights against the Collateral and assuring Bank's access to the Collateral in exercise of its rights hereunder;

             (e) shall not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein, if, upon the taking of any such action, the outstanding balance of the Loan would exceed the Borrowing Base;

            (f) shall not, except as otherwise provided herein, allow any tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; and

            (g) shall deliver to Bank any certificates evidencing any part of the Collateral, together with proper instruments of assignment duly executed in blank by Borrower

6. NEGATIVE COVENANTS OF BORROWER. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

      6.1 Liens. Shall not create or permit any Liens on any of the Collateral.

      6.2   [Intentionally Omitted].

      6.3   Transactions with Affiliates.   Shall not directly or indirectly
purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section (and not otherwise prohibited under this Agreement) may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

      6.4   No Change in Name, Offices.   Shall not, unless it shall have given
60 days' advance written notice thereof to Bank, change its name or the location of its chief executive office or other office where books or records are kept. Borrower's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

      6.5   Margin Stock.   Shall not use any proceeds of the Loan to purchase
or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

      6.6   [Intentionally Omitted].

      6.7   [Intentionally Omitted].

      6.8 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall not dissolve or liquidate, or (unless Borrower is the surviving party thereof and remains liable for the Obligations of Borrower under the Loan Documents) become a party to any merger or consolidation.

      6.9   Change of Fiscal Year or Accounting Methods.   Shall not change its
fiscal year or its accounting methods.

      6.10 Default on Other Contracts or Obligations. Shall not default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed.

      6.11 Aggregate Advances in Excess of Borrowing Base. Shall not permit the amount of the Loan to exceed at any time the Borrowing Base.

7.    OTHER COVENANTS OF BORROWER.   Borrower covenants and agrees that from
the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower shall comply with the following additional covenants:

      7.1   Deposit Relationship.   Borrower shall maintain its primary
depository account and cash management account with Bank.

8.    DEFAULT.

      8.1   Events of Default.   Each of the following shall constitute a
Default:

            (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document, or any other Indebtedness; or

            (b) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8; or

            (c) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

            (d) Any other obligation now or hereafter owed by Borrower or any Subsidiary to Bank, including without limitation obligations under any swap agreement entered by Borrower with Bank, shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any obligation in excess of $250,000.00 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

            (e) Borrower or any Subsidiary shall () voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, () admit in writing its inability, or be generally unable, to pay its debts as the debts become due, () make a general assignment for the benefit of its creditors, () commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), () file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, () fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or () take any corporate action for the purpose of effecting any of the foregoing; or

            (f) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

            (g) A judgment in excess of $250,000.00 shall be rendered against Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than $250,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, the Collateral or other assets of Borrower or a Subsidiary, where the amount of the underlying claim exceeds $250,000.00 or where the amount of the underlying claim, if deducted from the market value of the Collateral included in the Borrowing Base, would cause the principal balance of the Loan to exceed the Borrowing Base; or

            (h) Borrower or any Subsidiary shall fail to pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Demand Deposit Account or otherwise presented to Bank and for which Borrower has received provisional credit; or

            (i)   Intentionally deleted.

      8.2   Cure Period.   Borrower shall have five days after first receiving
notice of any Default under clauses (b), (d) or (h) above ("Cure Period") in order to cure such Default, provided that: (a) such Default is subject to being cured within the Cure Period, (b) Borrower exercises due diligence during the Cure Period to cure the Default, (c) a delay in exercising its remedies would not, in Bank's discretion, impair the Bank's ability to protect its interest in the Collateral, and (d) there was not a prior occurrence of the same Default within one year prior to such Default. Borrower shall have no rights to cure any Default under clauses 8.1 (a), (c), (e), (f) and (g) above.

      8.3   Remedies.   If any Default shall occur, Bank may, without notice to
Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

            (a) Bank may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

            (b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

            (c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper or for proceeds of any Collateral (either in Borrower's name or Bank's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

      8.4   Receiver.   In addition to any other remedy available to it, Bank
shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank's option and shall be secured by all Collateral.

      8.5   Deposits.   After the occurrence of an Event of Default, Borrower
authorizes Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9.    SECURITY AGREEMENT.

      9.1   Security Interest

            (a) As security for the payment and performance of any and all of the Indebtedness and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank, Borrower hereby pledges to Bank and gives Bank a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

            (b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank's options, powers or rights under this Agreement or otherwise arising.

            (c) After the occurrence of an Event of Default, Bank may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

      9.2   Power of Attorney   Borrower authorizes Bank at Borrower's expense
to file any financing statements relating to the Collateral (without Borrower's signature thereon) which Bank deems appropriate and Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements in Borrower's name and to perform all other acts which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower's attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Bank therefor.

      9.3   Entry   Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

      9.4   Other Rights   Borrower authorizes Bank without affecting
Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Bank in its sole discretion may determine.

      9.5   Waiver of Marshaling   Borrower hereby waives any right it may have
to require marshaling of its assets.

10.   Miscellaneous.

      10.1  No Waiver, Remedies Cumulative.   No failure on the part of Bank to
exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

      10.2  Survival of Representations.   All representations and warranties
made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

      10.3  Indemnity By Borrower; Expenses.   In addition to all other
Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank's Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank's furnishing of funds to Borrower under this Agreement,
(iii) Bank's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, (iv) periodic field exams, audits and appraisals performed by Bank; (v) without limiting the foregoing, the Securities Act of 1933, the Securities Act of 1934 or any other Federal, state or foreign statutory law or regulation, at common law or otherwise, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid, Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

      10.4  Notices.   Any notice or other communication hereunder under the
Note to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

      Bank:       Wachovia Bank, National Association
                  100 South Ashley Drive
                  Suite 940
                  Tampa, Florida  33602
                  Attn:  Heather Devenbeck, Vice President

      With a copy to:

                  Edgel C. Lester, Jr., Esquire
                  Carlton Fields, P.A.
                  One Harbour Place, Fifth Floor
                  Tampa, Florida  33602

      Borrower:        Digital Lightwave, Inc.
                  15550 Lightwave Drive
                  Clearwater, Florida 33760
                  Attn: Mr. Mark E. Scott, Vice President, Finance, and Chief Financial Officer


      10.5  Governing Law.   This Agreement and the Loan Documents shall be
deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

      10.6  Successors and Assigns.   This Agreement shall be binding upon and
shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

      10.7  Counterparts.   This Agreement may be executed in any number of
counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

      10.8  No Usury.   Regardless of any other provision of this Agreement,
the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

      10.9  Powers.   All powers of attorney granted to Bank are coupled with
an interest and are irrevocable.

      10.10 Approvals.   If this Agreement calls for the approval or consent of
Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein.

      10.11 Binding Arbitration; Preservation of Remedies.

            (a)   Binding Arbitration.    Upon demand of any party hereto,
whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to the Loan Documents ("Disputes") between the parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

            (b) Special Rules. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

            (c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to the parties' entitlement to such remedies is a Dispute.

            (d)   No Punitive Damages.   Each party agrees that it shall not
have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

            (e)   Waiver of Jury Trial.   The parties acknowledge that by
agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

      10.12 Participations.   Bank shall have the right to enter into one or
more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank's rights under any of the other Loan Documents, to any Federal Reserve Bank in accordance with applicable law.

      10.13 Waiver of Certain Defenses.   To the fullest extent permitted by
applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of N.C.G.S. {section} 26-7, et seq. or any other law requiring Bank to attempt to realize upon any collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

      10.14 Other Provisions.   Any other or additional terms and conditions
set forth in Exhibit 10.15 (if any) are hereby incorporated herein.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   WACHOVIA BANK, NATIONAL ASSOCIATION

                                   By:
                                   Name:
                                         Vice President


                               DIGITAL LIGHTWAVE, INC., A DELAWARE CORPORATION

                                   By:
                                   Name:
                                   Title:

#.
                                       #

                                 LIST OF EXHIBITS



                                     EXHIBITS

            (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")

      Exhibit     Section Reference                       Title

        1         1    ("Definitions")         Definitions

        4.3       4.3 ("Financial Condition")  Contingent Liabilities

        4.4       4.4 ("Litigation")           Litigation

        4.9       4.9 ("Taxes")                Description of Taxes Being
                                               Contested

        4.12      4.12 ("Subsidiaries")        List of Subsidiaries

        4.13      4.13 ("Environmental")       Environmental Disclosures

        4.21      4.21 ("Additional Representations")Additional Representations

      10.15       10.15 ("Other Provisions")   Additional Terms

      EXHIBIT 1


                                DEFINITIONS


1.1   DEFINED TERMS:

      "Advance" means an advance of proceeds of the Loan to Borrower pursuant to this Agreement.

      "Advance Date" means the date on which an Advance is made.

      "Advance Request" means the written request for an Advance under the Loan as identified in Subsection 2.4 hereof and shall also include presentments triggering an automatic Advance under the any services agreement entered into between Borrower and Bank.

      "Affiliate" of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

      "Arbitration Rules" has the meaning set forth in Section 10.11.

      "Average Available Principal Balance" means, for any period, the daily average, during such period, of the difference between (a) the Maximum Loan Amount, minus (b) the outstanding principal balance of the Loan.

      "Business Day" means a weekday on which commercial banks are open for business in Tampa, Florida.

      "Borrowing Base" means an amount equal to the sum of the following which, at the time of calculation of the Borrowing Base, are owned by Borrower, held in an account maintained by Borrower with Bank, and constitute Collateral in which Bank has a first priority perfected security interest:

            (a) 95% of the market value of U.S. Government (or U.S. Government Agency) Obligations having a maturity of two years or less; plus

            (b) 90% of the market value of U.S. Government (or U.S. Government Agency) Obligations having a maturity of more than two years; plus

            (c)  85% of the market value of Municipal Bonds  (Rating  Aaa  -
Baa3) having a maturity of five years or less; plus

            (d) 80%  of  the  market  value of Municipal Bonds (Rating Aaa -
Baa3) having a maturity of more than five years; plus

            (e) 85% of the market value of Corporate Bonds (Rating Aaa - Baa3, non-convertible, NYSE) having a maturity of two years or less; plus

            (f)  80%  of the market value of Corporate Bonds (Rating  Aaa  -
Baa3) having a maturity of more than two years; plus

            (g) 85% of the market value of Commercial Paper (Rating A+ - A2, P1 - P2);

provided that, in each case, market value of the foregoing, is determined by Bank in its sole reasonable discretion, and further provided that Bank may, by notice to Borrower, exclude from the Borrowing Base any of the foregoing assets upon Bank's reasonable determination that such assets have materially declined in value.



      "Code" means the Uniform Commercial Code, as in effect in Florida from time to time.

      "Collateral" means all of the stocks, bonds, commercial paper, treasury bills, securities, securities entitlements, securities accounts, instruments, documents, accounts, general intangibles, chattel paper, money and other assets, now or hereafter owned by Borrower and maintained or held or otherwise possessed or controlled by, or on deposit or in trust with Bank or an Affiliate of Bank, whether held by Bank in trust, as a bailment or otherwise, wherever located, and including without limitation, (a) all securities and securities entitlements, whether or not certificated, and wherever evidenced by book entry or otherwise, and (b) all securities, securities entitlements, instruments, documents, accounts, general intangibles, chattel paper, money and other assets of Borrower held by Bank in account number 4050000234 or any similar or replacement account; together with all dividends thereof, interest thereon and voting rights related thereto, and all replacements, substitutions, profits, products, and cash and non-cash proceeds of the foregoing in any form and wherever located and all books and records in whatever form maintained. Items of Collateral shall have the meanings ascribed to them in the Code or such other meanings commonly ascribed thereto.

      "Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation () all obligations for borrowed money or purchased assets, () obligations secured by assets whether or not any personal liability exists, () the capitalized amount of any capital or finance lease obligations, () the unfunded portion of pension or benefit plans or other similar liabilities, () obligations as a general partner, () contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and () obligations for deposits.

      "Default Rate" means the rate of interest specified in the Note to apply after a default under the Note or, if no such rate is specified, a rate equal to the highest rate of interest allowed by law.

      "Demand Deposit Account" means the DDA Account as defined in any services agreement entered into between Borrower and Bank.

      "Disputes" has the meaning set forth in Section 10.11.

      "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

      "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

      "GAAP" means generally accepted accounting principles as in effect in the Unites States from time to time.

      "Indebtedness" means all obligations now or hereafter owed to Bank by Borrower, whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Bank, reimbursement obligations for outstanding letters of credit issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under letters of credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all obligations under any swap agreements as defined in 11 U.S.C. {section}101 between Bank and Borrower whenever executed, all fees, all costs of collection, attorneys' fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

      "Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

      "Lien" means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

      "Loan" means the revolving loan identified in Section 2.1 hereof.

      "Loan Documents" means this Agreement, any other Security Agreement, any Note, the Advance Requests, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified.

      "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

      "Maximum Loan Amount" means $27,500,000.00.

      "Note" shall have the meaning set forth in Section 2.2 and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

      "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

      "Regulated Materials" means any  hazardous,  toxic or dangerous waste,
substance   or  material,  the  generation,  handling,  storage,   disposal,
treatment or emission of which is subject to any Environmental Law.

      "Revolving Credit Period" means the period from and including the date of this Agreement to but not including the Termination Date.

      "Security Agreement" means any mortgage, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any collateral to secure the Indebtedness.

      "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

      "Subsidiary" means the Persons named on Exhibit 4.13, if any, and any other corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

      "Termination Date" means April 15, 2005.

1.2.  FINANCIAL TERMS.     All  financial  terms  used herein shall have the
meanings assigned to them under GAAP unless another meaning shall be specified.

                                    EXHIBIT 4.3


                                FINANCIAL CONDITION

                                    EXHIBIT 4.4

                                     LITIGATION

                                  EXHIBIT 4.9

                     DESCRIPTION OF TAXES BEING CONTESTED

EXHIBIT 4.12

                             LIST OF SUBSIDIARIES

EXHIBIT 4.13

                                 ENVIRONMENTAL
                              [No Disclosures Required]

EXHIBIT 4.21

                          ADDITIONAL REPRESENTATIONS

                                     None

EXHIBIT 10.15


                               ADDITIONAL TERMS

                                     None